UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SCHMITT INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

SENTENTIA GROUP, LP SENTENTIA CAPITAL MANAGEMENT, LLC MICHAEL R. ZAPATA ANDREW P. HINES
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sententia Capital Management, LLC, together with the other participants named herein (collectively, “Sententia”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of shareholders of Schmitt Industries, Inc., an Oregon corporation.

Item 1: On September 26, 2018, Sententia issued the following press release:

Sententia Sets the Record Straight for Schmitt Shareholders

Highlights Flaws in Schmitt’s Defensive Investor Presentation

Urges Shareholders to Vote for Real and Meaningful Change at Schmitt on the BLUE Sententia Proxy Card to Elect Both Sententia Nominees

NEW YORK, September 26, 2018 /PRNewswire/ -- Sententia Capital Management, LLC and its affiliates (collectively, “SENTENTIA” or “we”) are the beneficial owners of approximately 8.1% of the outstanding shares of common stock of Schmitt Industries, Inc. (NASDAQ: SMIT) (“Schmitt” or the “Company”), making us one of the Company’s largest shareholders. We have nominated two highly qualified candidates, Andrew. P. Hines and Michael R. Zapata, for election at the Company’s upcoming annual meeting of shareholders.

Don’t be distracted by the Company’s focus on three quarters of profitable operations, which is intended to distract shareholders from a decade of value destruction, during which time Schmitt generated negative $7.5 million in net income. With the stock price down 60%+ over the last decade, the Board pointing to a slight improvement in operating results during a robust economic expansion is laughable. We urge shareholders to hold the Board and management accountable for these results and vote the BLUE proxy card for both Mr. Hines and Mr. Zapata. Mr. Hines and Mr. Zapata are highly qualified candidates with relevant turnaround and activism experience who will push for a full strategic review by truly independent board members to unlock value for long-suffering shareholders and bring accountability to the Board.

* * * * *

DO NOT BE MISLED BY SCHMITT’s DISTORTIONS OF THE TRUTH

FACT: SENTENTIA Engaged with Schmitt in Good Faith on a Settlement

·	We spent months attempting to negotiate with the Board to effect meaningful change at Schmitt, including to the composition of the Board and the Company’s corporate governance.

·	In our discussions with the Company, we consistently communicated the need for two new independent directors. The five-member Board is staggered, with directors elected once every three years, and includes (1) Schmitt’s CEO, who has been with the Company for 32 years and is the son of the Company’s founder and (2) three directors who have tenures of 12, 22 and 26 years, during which they worked with the current CEO and his father. We believe that putting one new director on the Board (replacing one existing director) would not be enough to change the troubling dynamics here.

·	Schmitt’s settlement offers have all come up short on the meaningful change needed at the Company, and Schmitt unilaterally decided to withdraw its offer of a settlement before we filed our preliminary proxy statement.

FACT: The Company Offers Misleading Support for the Board’s Track Record and Criticism of SENTENTIA’s Plans

·	In its investor presentation, the Company picked an unusual stock returns timeframe of July 15, 2016 to June 10, 2018 for its slide insisting that the Board’s “FY2017 Strategy” has created shareholder value. Why select a 695 day timeframe instead of a 2-year timeframe, or going back to the start of a fiscal year? Maybe because the stock traded at $1.79 on July 15, 2016 vs. $2.11 on June 10, 2016, so had the Company used a 2-year time frame Schmitt’s TSR would only have been 20.9% vs. 37.7% for the Russell 3,000.

·	The Company states that CEO David Case “was not responsible for the business strategies during the period [SENTENTIA] cited as underperforming,” but seeks to give him credit as “a proponent of the FY2017 Strategy,” which was implemented in 2016 prior to Mr. Case joining the Board and becoming CEO in 2018. Was he or was he not responsible for the Company’s strategy before becoming CEO? We view this as part of the Company’s attempt to focus investors on a few quarters of performance while ignoring the Board’s responsibility for the Company’s lengthy history of poor performance.

·	The Company’s investor presentation repeatedly mentions the Board being “refreshed” in the last three years. The appointment of the Company’s CEO, who has been with the Company for 32 years and is the son of the Company’s founder, and one new independent director, does not make for a “refreshed” Board!

The Company states that all of SMIT’s real estate is being used for operations and SENTENTIA’s plan to sell certain real estate does not work, which is inconsistent with the Company’s previous public statements:

August 3, 2016, Schmitt Press Release:

“We have significant free and clear real estate holdings for a company our size,” commented David M. Hudson… Given the demand and valuations that the Portland commercial real estate market is experiencing, we believe it is an appropriate time to explore the sale of some of these assets”

August 23, 2016, Annual Report Presentation

By more “right sizing” our real estate ownership to what is truly needed for our operations, the Company has access to cash to invest in its most lucrative brands and products.

Q42017 Earnings Report

“we continue to pursue alternatives to right size our real estate holdings and manage closely our operating overhead,” Hudson concluded.

Q32018 10Q Report

The property represents just over 10,000 square feet of office and warehouse space, which is approximately 25% of the Company’s total real estate holdings. The Company recently terminated its active listing of the property given market conditions and other factors.

FACT: Meaningful Change is Needed on the Board

·	The Company’s investor presentation does not address the responsibility of the Company’s three long-term directors, and its CEO who has been with the Company for 32 years, for the Company’s years of underperformance, and the questionable independence of these long-term directors from management.

·	The Company states that the “Board is open to refreshment,” but the Board’s track record gives shareholders little reason to believe that current directors would refresh the Board with truly independent individuals who would seek to change the status quo at Schmitt.

·	Despite their long tenure, current directors own only 2.8% of the outstanding shares.

·	We believe Schmitt needs two new independent directors to effect meaningful change on the Board to maximize shareholder value and instill true Board independence from management and accountability to shareholders.

FACT: Hines and Zapata are exceptionally qualified

·	Messrs. Hines and Zapata would bring a level of analysis, rigor and energy that we believe is lacking on the Board, in addition to leadership, accountability and execution for the benefit of all shareholders.

·

Among their many qualifications, shareholders have to look no further than Mr. Hines and Mr. Zapata’s involvement with Intermap Technologies. Despite the Company’s attempt to paint a bad picture and mislead shareholders, Intermap’s operating metrics have improved since Mr. Zapata and Mr. Hines joined the Board. Both Hines and Zapata were invited due to their industry and financial expertise, and properly incentivized for the highly complex and levered turnaround needed for the long-term success of the company. The share price is only a reflection of a needed financial restructuring for the long-term benefit of the company, while operating performance has expanded tremendously under the new leadership and board.

·

Mr. Hines has decades of experience and is a sought after turnaround and restructuring specialist. Prior to founding his firm, he held EVP and CFO positions at Outboard Marine Corporation, F.W. Woolworth (Foot Locker) and Adidas USA, where each of these companies were special investment concerns of activist investors that required exceptional corporate finance management experience. Previously, he spent more than 15 years with RJR Nabisco and its predecessor, including as senior finance officer during the company’s acquisition by Kohlberg, Kravis and Roberts.

Prior to Schmitt, Mr. Zapata has historically been successful working constructively with management. One example is his engagement with Sterling Construction (STRL), over a three-year period. Through Mr. Zapata’s continuous engagement with management and the company, the stock rose from $2.75 to over $12 in over three years. The stock has continued to rise as management continues to take further steps to expand their business. Prior to Mr. Zapata’s profession as a value investor, he spent 10 years in service during the Global War on Terrorism, where he was ultimately a Troop Commander at one of our nation’s premier units. He comes with exceptional leadership, strategic and operational experience.

* * * * *

We are confident that our highly-qualified candidates will bring the necessary skills and expertise to conduct a comprehensive strategic review of the Company, instill operational discipline and better working capital management, improve the Company’s corporate governance and better align Board and management compensation with shareholder interests – all with the goal of creating lasting value for the shareholders. Vote today to let the Board know that the time for change is now!

VOTE THE BLUE PROXY CARD TODAY TO ELECT BOTH OF OUR HIGHLY-QUALIFIED NOMINEES — ANDREW HINES AND MICHAEL ZAPATA — TO THE BOARD AT THE COMPANY’S UPCOMING ANNUAL MEETING

ADDITIONAL INFORMATION

SENTENTIA, together with the other participants in its proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information. These materials and other materials filed by SENTENTIA with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by SENTENTIA with the SEC also are available, without charge, by directing a request to SENTENTIA’s proxy solicitor, InvestorCom, at (877) 972-0090 for shareholders and (203) 972-9300 for banks and brokers.

ABOUT SENTENTIA CAPITAL: Sententia is a value investing based capital management firm that runs a concentrated, deep value portfolio.

Investor Contact
Investor Relations
212.851.3488

investorrelations@sententiacapital.com

Item 2: On September 26, 2018, Sententia published the following message on Twitter:

Item 3: On September 26, 2018, Sententia published the following message on SumZero: